Exhibit 99.4

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Quarter Ended September 30

(unaudited)

(dollars in thousands, except per share amounts)

	2004	2003

Commercial Businesses

Net Income	$42,165	$52,204

Earnings Per Share - diluted	$0.22	$0.29

Electricity Trading Volumes (MWhs)	52,849,171	47,084,832
Physical and Financial Gas Trading Volumes (Bcf/d)	58.2	50.1

Regulated Businesses

Net Income	$61,493	$62,814

Earnings Per Share - diluted	$0.34	$0.35

Electric Retail MWh Sales and Transportation	13,906,075	13,927,817
Gas Retail Mcf Sales and Transportation	9,673,313	9,882,309
Electric Customers (End of Period)	1,547,420	1,538,134
Gas Customers (End of Period)	501,361	502,557

Power Technology & Infrastructure Services

Net Income	$(10,735)	$(3,037)

Earnings Per Share - diluted	$(0.06)	$(0.02)